EXHIBIT 10.9(b)

THIRD AMENDMENT
TO THE
AK STEEL HOLDING CORPORATION
EXECUTIVE OFFICER SEVERANCE AGREEMENT

WHEREAS, the parties to this Third Amendment entered into and executed an Executive Officer Severance Agreement (the “Agreement”) dated July 26, 2004, as amended by the First Amendment dated October __, 2007 and the Second Amendment dated September __, 2009; and
WHEREAS, the parties desire to bring the Agreement into compliance with additional guidance recently issued by the Internal Revenue Service relating to Section 409A of the Internal Revenue Code of 1986, as amended; and
WHEREAS, unless the Agreement is amended to bring it into compliance with Section 409A and the regulations promulgated thereunder, it could result in substantial tax penalties and other consequences for the undersigned Executive Officer;
NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A.	The last sentence in Section E(2)(a) of the Agreement is hereby amended to read as follows:
“Such additional base salary payable as severance shall be paid to you in a single, undiscounted lump sum payment within ten days after the effective date of your Release of Claims; provided however, if such payment could be made in more than one taxable year depending on when you sign the Release of Claims, the ten-day limit for payment does not apply; under such circumstances payment still will be made within 70 days of your Date of Termination, but payment automatically will be made as soon as administratively feasible in the later taxable year regardless of when you sign the Release of Claims, but in no event after March 15th of such later taxable year.”
B.    The second sentence in Section E(2)(b) of the Agreement is hereby amended to read as follows:
“Payment of this lump sum amount will be made within ten days after the effective date of your Release of Claims; provided however, if such payment could be paid in more than one taxable year depending on when you sign the Release of Claims, the ten-day limit for payment does not apply; under such circumstances payment still will be made within 70 days of your Date of Termination, but payment automatically will be made as soon as administratively feasible in the later taxable year regardless of when you sign the Release of Claims, but in no event after March 15th of such later taxable year.”

B.	The last sentence in Section E(2)(b) of the Agreement is hereby amended to read as follows:
“Payment of any such prorated MIP incentive award will be made within ten days after the later of: (i) the date that any awards under the MIP with respect to such calendar year are paid to participants under the MIP, or (ii) the effective date of your Release of Claims; provided however, if the date under (ii) is the operative payment date and such payment could be paid in more than one taxable year depending on when you sign the Release of Claims, the ten-day limit for payment does not apply; under such circumstances payment still will be made within 70 days of your Date of Termination, but payment automatically will be made as soon as administratively feasible in the later taxable year regardless of when you sign the Release of Claims, but in no event after March 15th of such later taxable year.”
In all other respect, the parties intend the Agreement to remain in effect and as agreed to as of the Effective Date of the Agreement.
IN WITNESS WHEREOF, the parties accept and agree to the foregoing terms, and have executed this Agreement in duplicate on the dates set forth below their respective signatures.

AK STEEL HOLDING CORPORATION By: James L. Wainscott, Chairman, President & Chief Executive Officer
Date:
AK STEEL CORPORATION By: James L. Wainscott, Chairman, President & Chief Executive Officer
Date:
Signature of Executive Officer
Name (Please Print)
Date:

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